Exhibit 99

Spirit AeroSystems Holdings, Inc.
3801 S. Oliver
Wichita, KS 67210
www.spiritaero.com

Spirit AeroSystems Holdings, Inc., Reports Third Quarter 2016 Financial Results; Raises Full-Year Guidance on Revenue, EPS, and Cash; Completed Existing Repurchase Program and Announces New $600 million Repurchase Program; Initiates Quarterly Dividend of $0.10 per share
Third Quarter 2016 Results and Highlights

•	Strong performance:

•	Revenue of $1.7 billion, up 7% y/y

•	Earnings per share (EPS) of $1.16

•	Free cash flow* of $214 million

•	Purchased 7.4 million shares for $332 million, completed existing share repurchase program

•	Announces new share repurchase program of up to $600 million

•	Initiates quarterly dividend of $0.10 per share

•	Raises full-year 2016 guidance:

•	Revenue increased $100 million to $6.7 - $6.8 billion

•	EPS increased from $3.45 - $3.65 to $3.65 - $3.80 (Adjusted EPS* of $4.50 - $4.65)

•	Free cash flow* increased from $350 - $400 million to $400 - $425 million

Wichita, Kan., Nov. 1, 2016 - Spirit AeroSystems Holdings, Inc., [NYSE: SPR] reported third quarter 2016 financial results driven by strong operating performance of mature programs. During the quarter, Spirit purchased 7.4 million shares for $332 million, which concludes the current $600 million share repurchase program.
“As promised, we remain committed to a balanced and disciplined approach to capital deployment by utilizing all the different mechanisms in an opportunistic and timely way. Our strong performance this year and our five-year financial outlook give us a high degree of confidence in our business. After discussions with our Board about capital allocation, we are pleased to announce a new share repurchase program of $600 million and initiate a quarterly dividend of $0.10 per share,” Spirit President and CEO Tom Gentile said.
The dividend is payable on January 9, 2017 to shareholders of record as of December 19, 2016.
In the quarter, Spirit celebrated the successful delivery of key components to Boeing for the 500th 787 Dreamliner. This represents a monumental accomplishment for Spirit, which has been delivering a fully integrated forward fuselage, engine pylons, and fixed and moveable leading edges to Boeing since 2007.

* Non-GAAP financial measure, see Appendix for reconciliation.

“We are extremely proud of our collaboration with Boeing and the work we do together to build the 787, the fastest twin-aisle airplane to reach this key milestone,” Gentile added.

Table 1. Summary Financial Results (unaudited)
	3rd Quarter			Nine Months
($ in millions, except per share data)	2016	2015	Change	2016	2015	Change
Revenue	$1,711	$1,594	7%	$5,223	$5,035	4%
Operating Income	$214	$192	11%	$564	$657	(14%)
Operating Income as a % of Revenue	12.5%	12.0%	50 BPS	10.8%	13.1%	(230) BPS
Net Income	$145	$314	(54%)	$362	$650	(44%)
Net Income as a % of Revenue	8.5%	19.7%	(1,120) BPS	6.9%	12.9%	(600) BPS
Earnings Per Share (Fully Diluted)	$1.16	$2.24	(48%)	$2.80	$4.64	(40%)
Adjusted Earnings Per Share (Fully Diluted)*	$1.16	$0.89	30%	$3.66	$2.97	23%
Fully Diluted Weighted Avg Share Count	125.3	140.2		129.0	140.1
Revenue
    Spirit’s third quarter 2016 revenue was $1.7 billion, up seven percent compared to the same period of 2015, primarily driven by higher production deliveries on the A350 XWB and Boeing 767 programs and higher revenue recognized on certain non-recurring Boeing programs, offset by lower production deliveries on the Boeing 747 program. (Table 1)
“We are increasing our revenue guidance by $100 million to a new range of $6.7 - $6.8 billion,” Gentile stated.
Spirit’s backlog at the end of the third quarter of 2016 was approximately $46 billion, with work packages on all commercial platforms in the Boeing and Airbus backlog.
Earnings
Operating income for the third quarter of 2016 was $214 million, compared to $192 million in the third quarter of 2015, reflecting higher production deliveries. Reported EPS was $1.16, compared to $2.24 EPS (or $0.89 adjusted EPS* excluding the impact of Deferred Tax Asset Valuation Allowance) in the same period of 2015. On an adjusted* basis EPS is up 30 percent year over year. (Table 1)
“We are increasing our earnings per share guidance to $3.65 - $3.80, which reflects $0.86 per share impact of one-time items which occurred in the second quarter. This equates to an adjusted earnings per share* guidance of $4.50 - $4.65,” Gentile commented.

* Non-GAAP financial measure, see Appendix for reconciliation.

Cash
Free cash flow* in the third quarter of 2016 was $214 million, compared to free cash flow* of $139 million (or adjusted free cash flow* of $76 million, reflecting the impact of the 787 interim pricing agreement in the same quarter last year). On an adjusted basis, free cash flow* is up 182 percent year over year. (Table 2)
“Our free cash flow* guidance is also increasing to a new range of $400 - $425 million,” Gentile concluded.
Cash balance at the end of the quarter was $670 million, reflecting the purchase of 7.4 million shares for $332 million during the quarter. The company’s $650 million revolving credit facility remained undrawn at the end of the quarter.

Table 2. Cash Flow and Liquidity (unaudited)
	3rd Quarter		Nine Months
($ in millions)	2016	2015	2016	2015
Cash Flow from Operations	$266	$240	$574	$969
Purchases of Property, Plant & Equipment	($52)	($101)	($157)	($216)
Free Cash Flow*	$214	$139	$417	$753
Adjusted Free Cash Flow*	$214	$76	$374	$607

Liquidity			September 29, 2016	December 31, 2015
Cash			$670	$957
Total Debt			$1,105	$1,120

Financial Outlook and Risk to Future Financial Results

2016 Guidance
Table 3. Financial Outlook Updated November 1, 2016	Prior	New

Revenue	$6.6 - $6.7 billion	$6.7 - $6.8 billion
Earnings Per Share (Fully Diluted)	$3.45 - $3.65	$3.65 - $3.80
Effective Tax Rate	~31%	~31%
Free Cash Flow*	$350 - $400 million	$400 - $425 million

Risks to our financial guidance are described more fully in the Cautionary Statement Regarding Forward-Looking Statements in this release and in the “Risk Factors” section of our filings with the Securities and Exchange Commission.

* Non-GAAP financial measure, see Appendix for reconciliation.

Segment Results
Fuselage Systems
Fuselage Systems segment revenue in the third quarter of 2016 was up seven percent over the same period last year to $880 million, due to higher production deliveries on the A350 XWB and Boeing 767 programs, partially offset by lower production deliveries on the Boeing 737 and 747 programs. Operating margin for the third quarter of 2016 was 16.2 percent as compared to 15.9 percent during the same period of 2015. In the third quarter of 2016, the company recorded pretax ($1.9) million unfavorable cumulative catch-up adjustments on mature programs and a forward-loss of ($1.6) million.

Propulsion Systems
Propulsion Systems segment revenue in the third quarter of 2016 increased five percent over the same period last year to $453 million, driven by higher revenue recognized on certain non-recurring Boeing programs, and higher production deliveries on the Boeing 767 program and the Rolls-Royce BR725 program, partially offset by lower production deliveries on the Boeing 747 program. Operating margin for the third quarter of 2016 was 17.1 percent as compared to 22.1 percent during the same period of 2015. Year over year change is driven by significant cumulative catch-up adjustments in 2015, ongoing implementation of supply chain initiatives and higher revenue recognized on certain lower margin non-recurring Boeing programs in 2016. In the third quarter of 2016, the segment realized pretax ($1.6) million unfavorable cumulative catch-up adjustments on mature programs and a ($0.5) million forward-loss.

Wing Systems
Wing Systems segment revenue in the third quarter of 2016 increased ten percent over the same period last year to $377 million, primarily due to higher production deliveries on the A350 XWB and Boeing 737 programs, partially offset by lower wing-related activity on the Boeing 777 program and lower production deliveries on the Boeing 747 program. Operating margin for the third quarter of 2016 was 13.6 percent as compared to 13.4 percent during the same period of 2015. In the third quarter of 2016, the segment recorded pretax ($0.8) million unfavorable cumulative catch-up adjustments and a net favorable change in estimates on forward-loss programs of $0.9 million.

Table 4. Segment Reporting (unaudited)
	3rd Quarter			Nine Months
($ in millions)	2016	2015	Change	2016	2015	Change
Segment Revenue
Fuselage Systems	$880.3	$819.8	7.4%	$2,679.7	$2,624.2	2.1%
Propulsion Systems	453.0	429.5	5.5%	1,373.3	1,316.0	4.4%
Wing Systems	376.8	341.2	10.4%	1,161.5	1,085.4	7.0%
All Other	1.3	3.1		8.4	8.9
Total Segment Revenue	$1,711.4	$1,593.6	7.4%	$5,222.9	$5,034.5	3.7%
Segment Earnings from Operations
Fuselage Systems	$142.5	$130.7	9.0%	$340.9	$463.2	(26.4%)
Propulsion Systems	77.5	95.1	(18.5%)	250.9	279.0	(10.1%)
Wing Systems	51.1	45.6	12.1%	174.7	140.9	24.0%
All Other	0.6	0.2		2.0	1.3
Total Segment Operating Earnings	$271.7	$271.6	—	$768.5	$884.4	(13.1%)
Unallocated Expense
Corporate SG&A	($52.2)	($54.5)	4.2%	($172.4)	($159.9)	(7.8%)
Research & Development	(5.4)	(6.5)	16.9%	(15.9)	(20.2)	21.3%
Cost of Sales	0.3	(19.0)	101.6%	(16.0)	(47.1)	66.0%
Total Earnings from Operations	$214.4	$191.6	11.9%	$564.2	$657.2	(14.2%)
Segment Operating Earnings as % of Revenue
Fuselage Systems	16.2%	15.9%	30 BPS	12.7%	17.7%	(500) BPS
Propulsion Systems	17.1%	22.1%	(500) BPS	18.3%	21.2%	(290) BPS
Wing Systems	13.6%	13.4%	20 BPS	15.0%	13.0%	200 BPS
All Other	46.2%	6.5%		23.8%	14.6%
Total Segment Operating Earnings as % of Revenue	15.9%	17.0%	(110) BPS	14.7%	17.6%	(290) BPS
Total Operating Earnings as % of Revenue	12.5%	12.0%	50 BPS	10.8%	13.1%	(230) BPS

Contact information:
Investor Relations: Ghassan Awwad (316) 523-7040
Media: Jarrod Bartlett (316) 523-5649
On the web: http://www.spiritaero.com

Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking statements” that may involve many risks and uncertainties. Forward-looking statements reflect our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “should,” “will,” and other similar words, or phrases, or the negative thereof, unless the context requires otherwise. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. Our actual results may vary materially from those anticipated in forward-looking statements. We caution investors not to place undue reliance on any forward-looking statements. Important factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook include, but are not limited to, the following: 1) our ability to continue to grow our business and execute our growth strategy, including the timing, execution, and profitability of new and maturing programs; 2) our ability to perform our obligations and manage costs related to our new and maturing commercial, business aircraft and military development programs and the related recurring production; 3) margin pressures and the potential for additional forward losses on new and maturing programs; 4) our ability to accommodate, and the cost of accommodating, announced increases in the build rates of certain aircraft; 5) the effect on aircraft demand and build rates of changing customer preferences for business aircraft, including the effect of global economic conditions on the business aircraft market and expanding conflicts or political unrest in the Middle East or Asia; 6) customer cancellations or deferrals as a result of global economic uncertainty; 7) the effect of economic conditions in the industries and markets in which we operate in the U.S. and globally and any changes therein, including fluctuations in foreign currency exchange rates; 8) the success and timely execution of key milestones such as receipt of necessary regulatory approvals and customer adherence to their announced schedules; 9) our ability to successfully negotiate future pricing under our supply agreements with Boeing and our other customers; 10) our ability to enter into profitable supply arrangements with additional customers; 11) the ability of all parties to satisfy their performance requirements under existing supply contracts with our two major customers, Boeing and Airbus, and other customers, and the risk of nonpayment by such customers; 12) any adverse impact on Boeing’s and Airbus’ production of aircraft resulting from cancellations, deferrals or reduced orders by their customers or from labor disputes or acts of terrorism; 13) any adverse impact on the demand for air travel or our operations from the outbreak of diseases or epidemic or pandemic outbreaks; 14) our ability to avoid or recover from cyber-based or other security attacks, information technology failures or other disruptions; 15) returns on pension plan assets and the impact of future discount rate changes on pension obligations; 16) our ability to borrow additional funds or refinance debt; 17) competition from commercial aerospace original equipment manufacturers and other aerostructures suppliers; 18) the effect of governmental laws, such as U.S. export control laws and U.S. and foreign anti-bribery laws such as the Foreign Corrupt Practices Act and the United Kingdom Bribery Act, and environmental laws and agency regulations, both in the U.S. and abroad; 19) any reduction in our credit ratings; 20) our dependence on our suppliers, as well as the cost and availability of raw materials and purchased components; 21) our ability to recruit and retain highly-skilled employees and our relationships with the unions representing many of our employees; 22) spending by the U.S. and other governments on defense; 23) the possibility that our cash flows and borrowing facilities may not be adequate for our additional capital needs or for payment of interest on and principal of our indebtedness; 24) our exposure under our existing senior secured revolving credit facility to higher interest payments should interest rates increase substantially; 25) the effectiveness of any interest rate hedging programs; 26) the effectiveness of our internal control over financial reporting; 27) the outcome or impact of ongoing or future litigation, claims and regulatory actions; and 28) exposure to potential product liability and warranty claims. These factors are not exhaustive and it is not possible for us to predict all factors that could cause actual results to differ materially from those reflected in our forward-looking statements. These factors speak only as of the date hereof, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. Except to the extent required by law, we undertake no obligation to, and expressly disclaim any obligation to, publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Spirit Shipset Deliveries
(one shipset equals one aircraft)

	3rd Quarter		Nine Months
	2016	2015	2016	2015
B737	126	127	384	389
B747	2	4	7	12
B767	6	3	19	13
B777	26	27	77	78
B787	30	31	99	97
Total	190	192	586	589

A320 Family	119	115	411	370
A330/340	17	17	50	63
A350	16	8	50	23
A380	4	6	17	18
Total	156	146	528	474

Business/Regional Jet	22	9	59	42

Total Spirit	368	347	1,173	1,105

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 29, 2016	October 1, 2015	September 29, 2016	October 1, 2015
	($ in millions, except per share data)
Net revenues	$1,711.4	$1,593.6	$5,222.9	$5,034.5
Operating costs and expenses:
Cost of sales	1,439.4	1,341.0	4,470.4	4,197.2
Selling, general and administrative	52.2	54.5	172.4	159.9
Research and development	5.4	6.5	15.9	20.2
Total operating costs and expenses	1,497.0	1,402.0	4,658.7	4,377.3
Operating income	214.4	191.6	564.2	657.2
Interest expense and financing fee amortization	(12.2)	(11.7)	(47.5)	(41.7)
Other expense, net	(0.3)	(2.5)	(8.7)	(0.8)
Income before income taxes and equity in net income of affiliate	201.9	177.4	508.0	614.7
Income tax (provision) benefit	(57.3)	135.9	(147.8)	34.8
Income before equity in net income of affiliate	144.6	313.3	360.2	649.5
Equity in net income of affiliate	0.5	0.3	1.3	0.9
Net income	$145.1	$313.6	$361.5	$650.4

Earnings per share
Basic	$1.16	$2.25	$2.82	$4.67
Shares	124.4	139.3	128.2	139.1

Diluted	$1.16	$2.24	$2.80	$4.64
Shares	125.3	140.2	129.0	140.1

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	September 29, 2016	December 31, 2015
	($ in millions)
Current assets
Cash and cash equivalents	$670.4	$957.3
Accounts receivable, net	748.6	537.0
Inventory, net	1,488.1	1,774.4
Other current assets	25.1	30.4
Total current assets	2,932.2	3,299.1
Property, plant and equipment, net	1,934.7	1,950.7
Pension assets	256.1	246.9
Other assets	238.2	267.8
Total assets	$5,361.2	$5,764.5
Current liabilities
Accounts payable	$591.8	$618.2
Accrued expenses	227.0	230.2
Profit sharing	64.0	61.6
Current portion of long-term debt	34.2	34.9
Advance payments, short-term	201.4	178.3
Deferred revenue and other deferred credits, short-term	311.5	285.5
Deferred grant income liability - current	13.8	11.9
Other current liabilities	84.6	37.7
Total current liabilities	1,528.3	1,458.3
Long-term debt	1,071.1	1,085.3
Advance payments, long-term	382.5	507.4
Pension/OPEB obligation	71.6	67.7
Deferred revenue and other deferred credits	167.3	170.0
Deferred grant income liability - non-current	68.5	82.3
Other liabilities	262.6	273.5
Equity
Preferred stock, par value $0.01, 10,000,000 shares authorized, no shares issued	—	—
Common stock, Class A par value $0.01, 200,000,000 shares authorized, 121,660,191 and 135,617,589 shares issued and outstanding, respectively	1.2	1.4
Common stock, Class B par value $0.01, 150,000,000 shares authorized, 121 shares issued and outstanding each period, respectively	—	—
Additional paid-in capital	1,072.1	1,051.6
Accumulated other comprehensive loss	(203.4)	(160.5)
Retained earnings	2,017.7	1,656.2
Treasury stock, at cost (23,936,092 and 9,691,865 shares, respectively)	(1,078.8)	(429.2)
Total shareholders’ equity	1,808.8	2,119.5
Noncontrolling interest	0.5	0.5
Total equity	1,809.3	2,120.0
Total liabilities and equity	$5,361.2	$5,764.5

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	For the Nine Months Ended
	September 29, 2016	October 1, 2015
	($ in millions)
Operating activities
Net income	$361.5	$650.4
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation expense	149.1	133.4
Amortization expense	0.2	0.6
Amortization of deferred financing fees	18.5	6.0
Accretion of customer supply agreement	3.5	1.6
Employee stock compensation expense	35.7	19.0
Excess tax benefits from share-based payment arrangements	0.1	(10.7)
Loss from hedge contracts	—	1.6
Loss from foreign currency transactions	15.9	6.3
(Gain) loss on disposition of assets	(0.5)	3.0
Deferred taxes	34.7	(200.7)
Pension and other post-retirement benefits, net	(5.0)	(19.7)
Grant liability amortization	(8.6)	(7.5)
Equity in net income of affiliate	(1.3)	(0.9)
Changes in assets and liabilities
Accounts receivable, net	(220.8)	24.4
Inventory, net	257.3	(53.9)
Accounts payable and accrued liabilities	(18.6)	11.2
Profit sharing/deferred compensation	2.8	(48.8)
Advance payments	(101.8)	(75.0)
Income taxes receivable/payable	1.3	179.6
Deferred revenue and other deferred credits	26.0	290.3
Other	24.4	59.2
Net cash provided by operating activities	$574.4	$969.4
Investing activities
Purchase of property, plant and equipment	(156.8)	(216.5)
Proceeds from sale of assets	0.6	1.8
Net cash used in investing activities	($156.2)	($214.7)
Financing activities
Proceeds from issuance of debt	—	535.0
Proceeds from issuance of bonds	299.8	—
Principal payments of debt	(16.7)	(29.2)
Payments on term loan	—	(534.9)
Payments on bonds	(300.0)	—
Taxes paid related to net share settlement awards	(15.2)	(20.7)
Excess tax benefit from share-based payment arrangements	(0.1)	10.7
Debt issuance and financing costs	(17.2)	(4.7)
Purchase of treasury stock	(649.6)	(45.9)
Net cash used in financing activities	($699.0)	($89.7)
Effect of exchange rate changes on cash and cash equivalents	(6.1)	(0.2)
Net (decrease) increase in cash and cash equivalents for the period	($286.9)	$664.8
Cash and cash equivalents, beginning of the period	957.3	377.9
Cash and cash equivalents, end of the period	$670.4	$1,042.7

Appendix

Management believes that the non-GAAP (Generally Accepted Accounting Principles) measures (indicated by *) used in this report provide investors with important perspectives into the company’s ongoing business performance. The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define the measures differently.

Adjusted EPS

	3rd Quarter			Nine Months				Guidance
	2016	2015		2016		2015		2016
GAAP Diluted Earnings Per Share	$1.16	$2.24		$2.80		$4.64		$3.65 - $3.80
Impact of Airbus Agreement, CEO Retirement, and Debt Refinancing	—	—		0.86	a	—		0.86	a
Impact of Partial Release of Deferred Tax Asset Valuation Allowance	—	(1.35)	b	—		(1.67)	c	—
Adjusted Diluted Earnings Per Share	$1.16	$0.89		$3.66		$2.97		~ $4.50 - $4.65

Diluted Shares	125.3	140.2		129.0		140.1

a Represents the net earnings per share impact of the Airbus agreement ($0.68), CEO retirement costs ($0.11) and debt refinancing charge ($0.07)

b Represents the net earnings per share impact of deferred tax asset valuation allowance of $189.4 million

c Represents the net earnings per share impact of deferred tax asset valuation allowance of $233.5 million

Free Cash Flow
($ in millions)

	3rd Quarter		Nine Months		Guidance
	2016	2015	2016	2015	2016
Cash Provided by Operating Activities	$266	$240	$574	$969	$650 - $725
Capital Expenditures	(52)	(101)	(157)	(216)	(250 - 300)
Free Cash Flow	$214	$139	$417	$753
Cash Received under 787 Interim Pricing Agreement	—	(63)	(43)	(146)

Adjusted Free Cash Flow	$214	$76	$374	$607	$400 - $425